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Exhibit 10.30

UNOVA, INC.
BOARD OF DIRECTORS' PROPOSED RESOLUTIONS
AMENDMENT OF RESTRICTED STOCK AGREEMENTS

        WHEREAS, Section 11(d) of the UNOVA, Inc. 1999 Stock Incentive Plan and the UNOVA, Inc. 2001 Stock Incentive Plan, previously adopted by the Board of Directors of this corporation and approved by the Corporation's shareholders (the "Plans"), copies of which are attached hereto and incorporated herein by reference, provides for the settlement of a grantee's tax withholding obligations arising in connection with the vesting of restricted stock awarded to such grantee (the "Withholding Taxes") with shares of the Corporation's common stock, including the common stock that is part of the award that gives rise to the withholding requirement (the "Tax Withholding Right");

        WHEREAS, to date restricted stock awards have been made to certain officers and employees of this corporation on August 2, 1999, July 11, 2001, and, pursuant to an option exchange program under which the Corporation offered to exchange outstanding stock options granted during a certain prescribed period for shares of restricted stock, October 8, 2001 (the "Restricted Stock Awards");

        WHEREAS, the Corporation is prohibited from making loans to designated Executive Officers of the Corporation (the "Executive Officers"); and

        WHEREAS, this Board deems it appropriate and advisable at this time to amend all outstanding restricted stock agreements that were issued to Executive Officers evidencing the Restricted Stock Awards (the "Restricted Stock Agreements") (i) to enable the Executive Officer to elect in advance the method of satisfying the Withholding Taxes, (ii) to incorporate in the Restricted Stock Agreements the Tax Withholding Right provided by the Plans, and (iii) to eliminate the right of the Executive Officer to pay the Withholding Taxes by directing the Company to withhold funds from the Executive Officer's paycheck;

        NOW, THEREFORE, BE IT RESOLVED, that all Restricted Stock Agreements issued to the Executive Officers, including exhibits or attachments thereto and any other instruments governing the terms and conditions of the Restricted Stock Awards, be and are hereby amended by the form of the Amendment presented to and approved by this Board and attached to these resolutions as Exhibit "A" (the "Amendment") (i) to enable the Executive Officer to elect in advance the method of satisfying the Withholding Taxes, (ii) to permit the exercise by the Executive Officers of the Tax Withholding Right; provided that not more than the legally required minimum withholding is settled with shares of the Corporation's common stock, and (iii) to eliminate the right of the Executive Officer to pay the Withholding Taxes by directing the Company to withhold funds from the Executive Officer's paycheck, such Amendment upon full execution to be attached to the respective Restricted Stock Agreements and incorporated therein as though fully set forth and having the same full force and effect; and

        BE IT FURTHER RESOLVED, that the Secretary of this corporation be and is hereby instructed, authorized, and empowered to execute each such Amendment on behalf and in the stead of the Corporation; to file, when fully executed, the Corporation's copies thereof with the records of this corporation; and to take such other actions as may be deemed necessary and proper in order to carry out the purpose and intent of the foregoing resolution.

COMMENT

        The exercise of Tax Withholding Right by an insider grantee in connection with the vesting of restricted stock is deemed a disposition by such grantee of the withheld shares to the Corporation. The deemed disposition will be exempt from SEC Section 16(b) pursuant to Rule 16b-3(e) if the grant of the Tax Withholding Right is approved by the Board. This Amendment form would enable the

Executive Officers to elect the Tax Withholding Right in advance of a black-out period or other time when nonpublic material information is known to the Executive Officers, thus avoiding a Section 16(b) violation.Recent legislation prohibits the Corporation from making loans to Executive Officers, and satisfying Withholding Taxes by withholding funds from the Executive Officer's paycheck may be deemed to be a loan. It is proposed that the Restricted Stock Agreements between the Corporation and its Executive Officers be amended to include the Tax Withholding Right provision of the Plans in order for future withholding transactions to qualify for the exempt status afforded by Rule 16b-3(e), to provide for an advance election regarding Withholding Taxes to avoid Section 16(b) violations, and to eliminate the risk of making a deemed prohibited loan to Executive Officers by withholding funds from the Executive Officer's paycheck..

September 12, 2002

AMENDMENT

        This Amendment (this "Amendment") to the Restricted Stock Agreement by and between                        (the "Grantee") and UNOVA, Inc. (the "Company"), dated                        (the "Agreement"), is entered into as of this            day of                        , 2002. Capitalized terms not defined herein shall have the respective meanings ascribed thereto in the Restricted Stock Agreement.

  1.
  In accordance with the terms and conditions of the 1999 Plan and/or the 2001 Plan, as applicable, and notwithstanding anything to the contrary set forth in paragraph 10 of the Agreement, Grantee hereby unconditionally and irrevocably elects to satisfy any and all federal, state, local, and foreign taxes of any kind that may be withheld by the Company in connection with Grantee's Awarded Shares ("Withholding Taxes") by electing one of the following options; provided that in all cases, the Company shall have the right to receive not less than the minimum amount of the Withholding Taxes that the Company is required by law to withhold (the "Mandatory Withholding Taxes"):

        (Select one)

  ☐
  Paying to the Company in cash an amount up to the Withholding Taxes but not less than the Mandatory Withholding Taxes.

  ☐
  Tendering to the Company the number of unrestricted shares of Company common stock owned by the Grantee for a period of at least six months prior to the date on which Withholding Taxes are due and having a value equal to the Mandatory Withholding Taxes.

  ☐
  Authorizing and directing the Company to deduct from the total number of shares of Company common stock issued and deliverable to Grantee pursuant to the Agreement the number of shares having a value equal to the Mandatory Withholding Taxes.

  2.
  No amendment or modification of this Amendment shall be valid or binding upon the parties unless made in writing and signed by each party hereto.

        IN WITNESS WHEREOF, each of the parties hereto hereby executes and delivers this Agreement.

UNOVA, INC.		GRANTEE

By:
	Daniel S. Bishop Secretary	(Signature)

(Printed Name)

(Social Security Number)

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UNOVA, INC. BOARD OF DIRECTORS' PROPOSED RESOLUTIONS AMENDMENT OF RESTRICTED STOCK AGREEMENTS